Exhibit B

Money Pool Rule 24
Transaction Report
Bank Loans

Company	Trans. Date	Transaction	Balance	Lending Bank
EAI	3/3/03	$25,000,000	$25,000,000	Simmons First National Bank
EMI	3/5/03	$25,000,000	$25,000,000	Trustmark National Bank